FIFTH BUSINESS FINANCING MODIFICATION AGREEMENT

This Fifth Business Financing Modification Agreement (“Business Financing Modification Agreement”) is entered into as of September , 2014, by and between BRIDGE BANK, NATIONAL ASSOCIATION (“Lender”) INUVO, INC., a Nevada corporation (“Parent”), BABYTOBEE, LLC, a New York limited liability company (“Babytobee”), KOWABUNGA MARKETING, INC., a Michigan corporation (“Kowabunga”), VERTRO, INC., a Delaware corporation (“Vertro”), and ALOT, INC., a Delaware corporation (“A LOT” and together with Parent, Babytobee, Kowabunga and Vertro, each a “Borrower” and collectively, “Borrowers”).

1.DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrowers to Lender, Borrowers are indebted to Lender pursuant to, among other documents, a Business Financing Agreement, dated March 1, 2012, by and between Borrowers and Lender, as may be amended from time to time, including by that certain First Business Financing Modification Agreement dated as of June 29, 2012, that certain Second Business Financing Modification Agreement dated as of October 11, 2012, that certain Business Financing Modification Agreement dated March 8, 2013, that certain Third Business Financing Modification Agreement dated as of March 29, 2013, and that certain Fourth Business Financing Modification Agreement dated as of March 6, 2014 (collectively, the “Business Financing Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Business Financing Agreement.

Hereinafter, all indebtedness owing by Borrowers to Lender shall be referred to as the “Indebtedness” and the Business Financing Agreement and any and all other documents executed by Borrowers in favor of Lender shall be referred to as the “Existing Documents.”

2.ACKNOWLEDGMENT OF DEFAULT. Borrowers hereby acknowledge that as of the date hereof, Borrowers are in default under Section 4.15(c) of the Business Financing Agreement due to Borrowers’ failure to achieve the required revenue and adjusted EBITDA set forth therein during the July 2014 reporting period (the “Existing Default”).

3.WAIVER OF EXISTING DEFAULT. Lender hereby agrees to waive the Existing Default provided, and only so long as Borrowers comply in all respects with the Business Financing Agreement and with the Existing Documents, as amended hereby. Nothing contained herein shall constitute or effect a continuing waiver or a course of conduct waiving these or any other provisions of the Business Financing Agreement.

4.	DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Business Financing Agreement:

i)Section 1.12 of the Business Financing Agreement hereby is amended and restated in its entirety to read as follows:

“(a) Term Loan. Subject to and upon the terms and conditions hereof, on the Fifth Modification Date, Lender agrees to make a Term Loan to Borrowers in an amount equal to $2,000,000 (the “Term Loan”)
which shall be used (i) to refinance all existing Term Loans (as defined herein prior to the Fifth Modification Date) owing from Borrowers to Lender as of the Fifth Modification Date and (ii) for general working capital.”

(b)Interest on the Term Loan. The outstanding principal amount of the Term Loan shall accrue interest at the Term Loan Rate and shall be payable in accordance with Section 1.12(c).

(c)Repayment. Borrowers shall repay the Term Loan in (i) 36 equal installments of principal plus (ii) monthly payments of interest beginning on October 10, 2014, and on the 10th calendar day of each month thereafter until the Term Loan Maturity Date at which time Borrowers will repay the remaining principal balance plus any interest then due on the Term Loan.

(d)Mandatory Prepayments. If the Term Loan is accelerated following the occurrence of an Event of Default, Borrowers shall immediately pay to Lender an amount equal to the sum of: (i) all outstanding principal of the Term Loan plus accrued interest thereon through the date of payment, (ii) the Prepayment Fee (if applicable), plus
(iii) all other sums, that shall have become due and payable with respect to the Term Loan.

(e)Permitted Prepayment of Term Loan. Borrowers shall have the option to prepay all, but not less than all, of the Term Loan, provided Borrowers (i) provide written notice to Lender of their election to prepay the Term Loan at least ten (10) Business Days prior to such prepayment, and (ii) pay to Lender on the date of such prepayment, an amount equal to the sum of (A) all outstanding principal of the Term Loan plus accrued interest thereon through the prepayment date, (B) the Prepayment Fee, if applicable, plus (C) all other sums, that shall have become due and payable with respect to the Term Loan.”

ii)Section 2.2(a) of the Business Financing Agreement hereby is amended and restated in its entirety and replaced with the following:

“(a) Termination Fee. In the event this Agreement is terminated prior to the first anniversary of the Fifth Modification Date, Borrowers shall pay the Termination Fee to Lender; provided however the Termination Fee shall be waived if Borrowers transfer to a different Bridge Bank facility or division, unless the transfer is a result of an Event of Default.”

iii)Section 2.2(b) of the Business Financing Agreement hereby is amended and restated in its entirety and replaced with the following:

“(b) Facility Fee. Borrowers shall pay the Facility Fee to Lender on the Fifth Modification Date and annually thereafter.”

iv)Section 2.2(c) of the Business Financing Agreement hereby is amended and restated in its entirety and replaced with the following:

“(c) Term Loan Facility Fee. Borrowers shall pay the Term Loan Facility Fee to Lender promptly upon the Fifth Modification Date.”

v)Section 2.2(d) of the Business Financing Agreement hereby is amended and restated in its entirety and replaced with the following:

“(d) Prepayment Fee. In the event the Term Loan is prepaid prior to the first anniversary of the Fifth Modification Date, Borrowers shall pay the Prepayment Fee to Lender; provided however that the Prepayment Fee shall be waived if Borrowers transfer to a different Bridge Bank facility or division, unless the transfer is a result of an Event of Default.”

vi)Section 2.2(e) of the Business Financing Agreement hereby is amended and restated in its entirety and replaced with the following:

“(e) Due Diligence Fee. Borrowers shall pay the Due Diligence Fee to Lender on the Fifth Modification Date and annually thereafter.”

vii)Section 4.15 of the Business Financing Agreement is hereby deleted in its entirety and replaced by the following:

“4.15 Maintain Borrowers’ consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)Asset Coverage Ratio, measured monthly of (i) not less than 1.15 to 1.00 for the August 2014 through December 2014 measuring periods, and (ii) not less than 1:25 to 1.00 for each monthly measuring period thereafter.

(b)Debt Service Coverage Ratio, measured monthly on a trailing 3 month basis, of (i) not less than 1.50 to 1.00 for the August 2014 measuring period, and (ii) not less than 1.75 to 1.00 for each monthly measuring period thereafter.”

viii)The following defined terms set forth in Section 12.1 of the Business Financing Agreement are hereby added or amended and restated in their entirety, as applicable, as follows:

“Debt Service Coverage Ratio” means, for any measuring period, the ratio of (i) Operating Profit minus Borrowers’ capitalized labor expenses to (ii) the sum of the current portion of Borrower’s long term indebtedness plus all interest payments on all indebtedness during such period.

“Due Diligence Fee” means a payment of an annual fee equal to $300 due on the Fifth Modification Date and $600 upon each anniversary thereof so long as any Advance is outstanding or available hereunder.

“Facility Fee” means a payment of an annual fee equal to (i) $12,500 due on the Fifth Modification Date (i) 0.25 percentage points of the Credit Limit, due on each anniversary thereof so long as any Advance is outstanding or available hereunder.

“Fifth Modification Date” means September , 2014.

“Finance Charge Percentage” means a rate per year equal to (a) the Prime Rate plus 0.50 of one percentage point for all Advances based on Eligible Receivables and (ii) the Prime Rate plus 1.00 percentage point for all Advances issued using the non-formula availability, plus, in each case, an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.

“Maturity Date” means September , 2016 or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2.

“Prepayment Fee” means a fee equal to 1% of the outstanding principal amount of the Term Loan at the time of prepayment through the first anniversary of the Fifth Modification Date.

“Term Loan Facility Fee” means a payment of a fee equal to $5,946 due upon the Fifth Modification Date.

“Term Loan Maturity Date” means September 10, 2017.

“Term Loan Rate” means a per annum rate equal to (i) at all times when Borrowers’ Debt Service Coverage Ratio for the prior month was greater than
2.00 to 1.00, the Prime Rate plus 1.00% or (ii) at all times when Borrowers’ Debt Service Coverage Ratio for the prior month was less or equal to 2.00 to 1.00, the Prime Rate plus 2.00%, plus an additional 5.00% during any period that an Event of Default has occurred and is continuing. Changes to the Term Loan Rate shall be effective of the first Business Day of each month based on the Borrowers’ Debt Service Coverage Ratio for the immediately preceding month, as determined by Lender in its sole discretion.

v) The following terms and their respective definitions set forth in Section 12.1 of the Business Financing Agreement hereby are deleted in their entirety:

“EBITDA”, “Term Loan Draw Period”, “Term Loan Draw Period A”, “Term Loan Draw Period B”, “Term Loan Draw Period C”, “Term Loan Draw Period D”.

5.CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

6.NO DEFENSES OF BORROWERS/GENERAL RELEASE. Each Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each Borrower (each, a “Releasing Party”) acknowledges that Lender would not enter into this Business Financing Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Business Financing Modification Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Business Financing Modification Agreement and the Business Financing Agreement, and/or Lender’s actions to exercise any remedy available under the Business Financing Agreement or otherwise.

8.CONTINUING VALIDITY. Each Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon such Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Business Financing Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Business Financing Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Business Financing Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrowers to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Business Financing Modification Agreement. The terms of this paragraph apply not only to this Business Financing Modification Agreement, but also to any subsequent Business Financing modification agreements.

9.CONDITIONS. The effectiveness of this Business Financing Modification Agreement is conditioned upon (i) payment by Borrowers of the Facility Fee, Term Loan Facility Fee and Due Diligence Fee, (ii) payment by Borrowers of all legal fees and expenses in connection with this Business Financing Modification Agreement, and (iii) delivery by each Borrower of updated Corporate Resolutions to Borrow.

10.NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

11.COUNTERSIGNATURE. This Business Financing Modification Agreement shall become effective only when executed by Lender and each Borrower.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrowers and Lender have executed this Business Financing Modification Agreement on the day and year above written.

BORROWERS:    LENDER:

INUVO, INC.    BRIDGE BANK, NATIONAL ASSOCIATION

By:        By:      Name:        Name
Title:        Title:

BABYTOBEE, LLC

By:      Name:      Title:

KOWABUNGA MARKETING, INC.

By:      Name:      Title:

VERTRO, INC.

By:      Name:      Title:

ALOT, INC.

By:      Name:      Title:

[Signature Page to Fifth Business Financing Modification Agreement]